UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2014

Mistras Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road	08550
Princeton Junction, New Jersey	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 31, 2014, Mistras Group, Inc. (the “Company”) entered into a Third Amendment and Modification Agreement (the “Amendment”), dated October 31, 2014, to the Third Amended and Restated Credit Agreement (“Credit Agreement”), dated December 21, 2011, with Bank of America, N.A., as agent for the lenders and a lender, and JPMorgan Chase Bank, N.A., Keybank, National Association and TD Bank, N.A., as lenders.  The Amendment increased the Company’s revolving line of credit to $175 million and provides that under certain circumstances the line of credit can be increased by up to $50 million, for a total potential line of credit of $225 million.  The Amendment also extended the original maturity date of the Credit Agreement from December 20, 2016 to October 30, 2019.  Interest rates on loans under the Credit Agreement remain the same, except if the Company’s Funded Debt Leverage Ratio exceeds 2.5 to 1, the maximum rate is now LIBOR plus 1.75% (previously Libor plus 2.0%), or the base rate less .35% (previously base rate less .25%).  In addition, the Amendment modified the financial covenant for Funded Debt Leverage Ratio by increasing the maximum permitted ratio to 3.25 to 1 from the previous ratio of 3.0 to 1.

All other materials terms of the Credit Agreement are unchanged, and the Credit Agreement continues to be secured by liens on substantially all of the assets of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: November 4, 2014

	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General Counsel and Secretary